August 10, 2015
John Ritchie
[Address]

Dear John,
We believe that you will make an important contribution to the success and growth of Aerohive Networks, Inc. (“Aerohive,” or the “Company”).  With this in mind, we are pleased to offer you the position of Sr. Vice President and Chief Financial Officer initially reporting to me, as the Company’s CEO.  This letter agreement is intended to confirm the terms of your proposed employment with us.
Consistent with this position, you will be expected to perform job-related duties as assigned from time-to-time by your manager. Your primary job location will be Aerohive’s offices located in Sunnyvale, California, but may include such other places as Aerohive Networks may direct over time.  Please confirm below with your acceptance of this offer the expected date of commencement of your employment with Aerohive.
Cash Compensation.  This is an exempt position and your initial base salary will be USD $315,000 on an annualized basis (before withholdings for applicable taxes, benefits and other deductions).  As an employee in good standing you will also be eligible to participate in our performance-based compensation program.  Your initial performance-based target is 50 percent of your base salary.  Bonus payments are calculated and paid quarterly, in arrears, on a pro-rated basis, and based on achievement of various individual MBO and company performance objectives, as periodically established and evaluated by Aerohive.  Your individual MBOs will be defined and confirmed for you in writing from time-to-time in conjunction with your continuing employment.  You must be employed by Aerohive in good standing at the time the bonus is calculated and paid in order to be eligible to receive the bonus payment.
All employment-related payments including expense reimbursements will be payable in accordance with Aerohive’s standard payroll schedule and process, and all earnings are subject to withholding, payroll taxes and other deductions required by law.
Stock Award and Employee Stock Purchase Plan.   In conjunction with your commencement of employment, we will propose that our Board of Directors approve an equity award comprising 315,000 shares of our Common Stock: 185,000 shares of which will be in the form of an option and 130,000 shares of which will be in the form of Restricted Stock Units.  The equity award is subject to such Board approval and to all terms and conditions of the specific Aerohive Networks equity plan from which the award will issue.  Once approved (and subject to your continuing employment in good standing), 25% of the shares subject to the award will vest after 12 months and the remaining shares would vest over the next 36 months of continuous service.  Our Board typically considers equity awards on a quarterly basis; however, the date on which the Board acts could be later depending on a variety of factors, and this could affect the date on which your equity award is proposed for Board consideration.  You will receive more details regarding the award from Stock Administration after the date on which our Board considers your proposed award. In addition, as an employee of Aerohive, you may be eligible to participate in our Employee Stock Purchase Program (ESPP).  The ESPP offers employees the opportunity to purchase HIVE stock at a discount using post-tax payroll deductions.  Enrollment into the program occurs twice a year, typically in May and November.
Notwithstanding the foregoing vesting schedule, and consistent with similar protections offered to members of our senior management, in conjunction with your commencement of employment, we will propose that our Board of Directors also approve entering with you the attached form of Separation and Change of Control Severance Agreement (“the Separation Agreement”), which would, once approved, provide additional benefits to you if you are terminated by the Company other than for Cause, death, or disability (as defined in the plan) or you resign for Good Reasons, and in either case you sign and do not revoke a standard form of release then-offered to the Company’s employees. These benefits, at all times as determined by and subject to the terms and conditions of the Separation Agreement, would include certain severance payments and acceleration of the then-unvested shares subject to your then-outstanding equity awards.
Benefits.   Aerohive offers what we feel is a very competitive benefits package.  A brief benefits summary is enclosed for your review.
Eligibility.  Your eligibility to participate in Aerohive-sponsored compensation programs, be awarded equity, and receive employee benefits will be subject in each case to your continuing employment in good standing and the specific applicable terms and conditions for the programs in question (including as they may change or be administered over time).  Please note that Aerohive may from time to time, in its discretion, adjust the benefits available to you and our other employees.

At Will Employment.  During your employment with Aerohive, you will be expected to establish and maintain a professional, cordial relationship with co-workers, management, suppliers and customers.  You will be expected to learn the requirements of the position and satisfactorily meet performance objectives over time.  You also will be expected to participate actively in Aerohive’s performance improvement processes and, at all times as a condition of continuing employment, to abide by all then-current Aerohive policies and procedures and legal or regulatory requirements applicable to your employment.  Aerohive’s policies and procedures relating to employment can be found in the Company’s Employee Handbook, which is available via the company Intranet, Jive.
You understand and agree that your employment with Aerohive will at all times be “at will.”  It is not for a specific term and you or Aerohive can terminate it at any time, for any reason or no reason, with or without cause and with or without notice.  Although your job duties, title, compensation and benefits, as well as Aerohive’s personnel policies and procedures applicable to you, may change from time to time, the “at will” nature of your employment can only be changed in an express written agreement signed by you and the Company’s CEO.
Arbitration.     You and Aerohive agree to submit to mandatory, exclusive and binding arbitration any controversy, dispute or claim arising out of, or relating to, this letter agreement, your employment relationship, any benefit or compensation you claim as a result of your employment, or the fact or circumstances of employment termination.  However, you and Aerohive each retain the right to seek or obtain equitable relief from a court having jurisdiction over us.    The determination of this arbitration will be final, binding and non-appealable by you or Aerohive, before the American Arbitration Association, and its employment arbitration rules then in-effect, and will take place in Santa Clara County, State of California, before a single arbitrator.  Aerohive will bear the costs of the arbitrator; however, you will bear your own costs and fees (including attorneys’ costs and fees) and Aerohive will bear its own costs and fees incurred in conjunction with the arbitration (or otherwise in conjunction with any controversy, dispute or claim between us).
You and Aerohive agree that this arbitration requirement shall not apply to any dispute or claim relating to the misuse or misappropriation of the Company’s trade secrets or proprietary or confidential information.
The other specific requirements and provisions of our agreement to arbitrate all controversies, disputes or claims is provided in the Agreement to Arbitrate Disputes and Claims included with this letter agreement. California Law.  Unless we otherwise provide in a written agreement between us, California law will be used in all instances to govern and enforce any controversy, dispute or claim arising out of, or relating to, this letter agreement, your employment relationship, any benefit or compensation you claim as a result of your employment, or the fact or circumstances of your employment termination.
Other Conditions and Applicable Agreements.  You also must provide appropriate identification establishing your identity and legal right to work within the United States, and complete and return an I-9 form within the first three (3) days of your date of hire. This offer is also contingent upon satisfactory completion and clearance of professional references and the background check.
As a further condition of our offer and your initial and continuing employment with Aerohive, you will be expected to sign and comply with certain agreements and all Aerohive policies and procedures concerning benefits, confidential information, assignment of inventions, arbitration of disputes, and business conduct, among others.  In this regard, you will be asked to sign and return in conjunction with your acceptance of this offer the enclosed Employment, Confidentiality, Invention Assignment and Agreement to Arbitrate Disputes and Claims.  These agreements, and the additional policies and procedures applicable to you at all times during employment with Aerohive, contain important conditions effecting your employment and your legal rights in general.  Please read and review them carefully and feel free to consult with your attorney or other advisor concerning their terms, significance and effect on you.
This is Our Complete Offer Agreement.      This letter agreement, along with the additional documents referenced below, constitute the full, complete and only agreement between you and Aerohive regarding your employment and Aerohive’s employment relationship with you.  Any contrary communications, representations, promises or assurances which may have been made or be made to you, concerning any aspect of your employment, are superseded by this offer and of no binding effect on Aerohive.  Any additions or modifications of these terms are required to be in writing and signed by you and the Company’s CEO in order to be effective and binding on Aerohive.
* * * * *
If acceptable, please sign, date and return to Human Resources this letter agreement, along with the enclosed additional documents.  If not accepted before the close of business on September 1, 2015, this letter agreement and employment offer will automatically expire.
If there are any questions or concerns, please contact Valerie Junger, VP, Human Resources, via email at vjunger@aerohive.com.
We are excited to have you join our team and look forward to working with you at Aerohive.  Welcome aboard!

Sincerely,
Aerohive Networks, Inc.

/s/ David Flynn
David Flynn
Chief Executive Officer

I have read and understand this employment offer and agreement and accept its terms as a condition of my initial and continuing employment with Aerohive.  I also specifically understand that Aerohive may revoke this offer at any time, and for any reason, prior to my actual commencement of employment and without obligation or liability to me, and that my continuing employment thereafter with Aerohive Networks shall be “at will”, subject to my compliance with all policies or procedures in effect, and terminable by me or by Aerohive at any time, for any reason, with or without cause and with or without notice.

/s/ John Ritchie
Signature of John Ritchie

8/26/15
Date

8/31/15
Confirmed Start Date

Confirmed legal name:
First name

John
Last name

Ritchie

Attachments:	Employment, Confidentiality, Invention Assignment Agreement to Arbitrate Disputes and Claims Employee Benefit Summary